Exhibit 99.1

Press Release

HITTITE MICROWAVE CORPORATION ELECTS STEVE SANGHI TO BOARD OF DIRECTORS

CHELMSFORD, MA — October 2, 2013 - Hittite Microwave Corporation (NASDAQ:HITT) announced that on October 1, 2013 the company’s Board of Directors elected Steve Sanghi as a member of the Board.

Mr. Sanghi brings significant industry and management expertise to Hittite Microwave Corporation.  He has served for more than 20 years as Chairman, President and CEO of Microchip Technology Incorporated (Nasdaq: MCHP), a company that develops and manufactures specialized semiconductor devices for control applications.  He also serves on the Board of Directors of Xyratex Ltd. (Nasdaq: XRTX), is Chairman of the board of FlipChip International, a private company, and FIRST, a non-profit organization formed to inspire young students in their interest in Science, Technology, Engineering and Math.

“We welcome Steve to the Hittite board and believe his experience and background is well suited to serve Hittite’s needs as we implement our strategy for the future,” said Franklin Weigold, Chairman of the Board of Directors.

About Hittite Microwave Corporation

Hittite Microwave Corporation is an innovative designer and manufacturer of high performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding digital, RF, microwave and millimeterwave applications covering DC to 110 GHz.  The company’s standard and custom products apply analog, digital and mixed-signal semiconductor technologies, which are used in a wide variety of wireless & wired communication and sensor applications for the automotive, broadband, cellular infrastructure, fiber optic, microwave & millimeterwave communications, military, space and test & measurement markets.  The company is headquartered in Chelmsford, Massachusetts.

Contact: William W. Boecke, V.P. and Chief Financial Officer   (978-250-3343)